Exhibit 10.1

WADDELL & REED FINANCIAL, INC.
STOCK INCENTIVE PLAN
As Amended and Restated

Waddell & Reed Financial, Inc. originally established the Waddell & Reed Financial, Inc. 1998 Stock Incentive Plan effective January 1, 1998 (the “Original Plan”). The Original Plan was amended from time to time and was most recently amended and restated in its entirety in 2016 (the “2016 Restatement”).   Pursuant to the powers reserved in Section 10 of the 2016 Restatement and subject to approval by the Company’s stockholders at the Company’s 2020 Annual Meeting of Stockholders, the 2016 Restatement is amended and restated effective April 29, 2020 as follows (the 2016 Restatement as amended and restated hereby, the "Plan").

SECTION 1.	Purposes of the Plan; Definitions.

The purposes of the Plan are to enable the Company, its Subsidiaries and Affiliates to attract and retain employees, directors and consultants who contribute to the Company's success by their ability, ingenuity and industry, and to enable such employees, directors and consultants to participate in the long-term success and growth of the Company through an equity interest in the Company.

For purposes of the Plan, the following terms shall be defined as set forth below:

"Affiliate" means any corporation (other than a Subsidiary), partnership, joint venture or any other entity in which the Company owns, directly or indirectly, at least a 10% beneficial ownership interest.

"Award Agreement" means a written agreement by and between the Company and an awardee evidencing an award of Stock Options, Director Stock Options, Stock Appreciation Rights, Restricted Stock, Director Restricted Stock or Deferred Stock, as applicable, under the Plan.

"Board" means the Board of Directors of the Company.

"Business Day" means a day on which the New York Stock Exchange or other national securities exchange or over-the-counter market on which the Shares are then traded is open for business.

"Cause" means, any act, omission or conduct of participant which, in the sole discretion of Company or any Subsidiary or Affiliate, is deemed to merit involuntary termination of employment or any consulting agreement, and shall include, but not be limited to, a participant's willful misconduct or dishonesty, either of which is directly and materially harmful to the business or reputation of the Company or any Subsidiary or Affiliate; provided, however, that in the case where there is an employment or consulting agreement between a participant and the Company or any Subsidiary or Affiliate at the time of termination of such employment or consulting agreement which defines "cause" (or words of like import), the term “Cause” shall have the meaning ascribed to such term (or words of like import) under such agreement.

"Change of Control" has the meaning assigned to such term in Section 11(c).

"Change of Control Price" has the meaning assigned to such term in Section 11(d).

"Code" means the Internal Revenue Code of 1986, as amended, and any successor thereto.

"Committee" means the Compensation Committee of the Board.

"Commission" means the United States Securities and Exchange Commission.

"Company" means Waddell & Reed Financial, Inc., a Delaware corporation, and its successors.

"Deferral Period" means the period of time during which the receipt of Shares underlying a Deferred Stock award is deferred.

"Deferred Stock" means an award of the right to receive Shares at the end of a specified Deferral Period granted pursuant to Section 9.

"Director Restricted Stock" means any Shares of Restricted Stock granted pursuant to Section 6 to an Outside Director.

"Director Stock Option" means any option to purchase Shares granted pursuant to Section 6 to an Outside Director.

"Disability" means disability as determined under the Company's long-term disability program.  If no such program is in effect or if an awardee is not a participant in such program, “Disability” shall mean a serious physical or mental impairment of an awardee that is expected to last for a period of at least 12 months and prevents the awardee from performing his or her regular duties for the Company, Subsidiary or Affiliate as determined by the Committee.

"Early Retirement" means retirement from active employment with the Company, any Subsidiary, or any Affiliate on or after attaining age 55 and having completed 10 or more years of service.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor thereto.

"Fair Market Value" means, unless otherwise determined by the Committee or required by applicable law, as of any given date, the closing sale price of a Share on such date on the New York Stock Exchange or other national securities exchange or over-the-counter market on which the Shares are then traded or, if there is no sale on that day, then on the last previous Business Day on which a sale was reported. If the Shares are not listed on the New York Stock Exchange or another national securities exchange or over-the-counter market, then “Fair Market Value” shall be determined by the Committee.

"Normal Retirement" means retirement from active employment with the Company, any Subsidiary, or any Affiliate on or after attaining age 65.

"Outside Director" means any director of the Company who is not an officer or employee of the Company, any Subsidiary or any Affiliate.

"Performance Award" means any Stock Option, Stock Appreciation Right, or Restricted Stock or Deferred Stock award granted to a participant that is conditioned upon satisfaction of one or more performance conditions.

"Permitted Transferee" has the meaning assigned to such term in Section 12(a)(i).

"Plan" means the Waddell & Reed Financial, Inc. Stock Incentive Plan, as set forth herein and as may be amended, modified or supplemented from time to time.

"Repricing" has the meaning assigned to such term in Section 10.

"Restricted Stock" means Shares that are subject to certain restrictions and/or a risk of forfeiture granted pursuant to Section 8.

"SAR/Option Performance Award" means any Performance Award that is a Stock Option or Stock Appreciation Right.

"Shares" means the Company's Class A common stock, par value $.01.

"Stock Appreciation Right" means a right to surrender to the Company all or a portion of a Stock Option in exchange for an amount in cash or Shares as determined in the manner prescribed in Section 7(b)(ii), granted pursuant to Section 7.

"Stock Option" means an option to purchase Shares granted pursuant to Section 5.

"Stock Performance Award" means any Performance Award other than a SAR/Option Performance Award.

"Subsidiary" means any entity of which the Company owns, directly or indirectly, equity representing more than 50% of the voting power of all classes of equity entitled to vote.

SECTION 2.	Administration.

The Plan shall be administered by the Committee which shall at all times comply with any applicable requirements of Rule 16b-3 of the Exchange Act. If at any time no Committee shall be in office, then the functions of the Committee specified in the Plan shall be exercised by the Board.

The Board shall have the power and authority to determine all terms, conditions and provisions of Director Stock Option and Director Restricted Stock awards pursuant to Section 6.

The Committee shall have the power and authority to grant to eligible persons, pursuant to the terms of the Plan: (i) Performance Awards; (ii) Stock Options; (iii) Stock Appreciation Rights; (iv) Restricted Stock; and/or (v) Deferred Stock.  In particular, the Committee shall have the authority:

(a)         to select the consultants, officers and other key employees of the Company, its Subsidiaries, and its Affiliates to whom Performance Awards, Stock Options, Stock Appreciation Rights, Restricted Stock or Deferred Stock, or a combination of the foregoing, from time to time will be granted hereunder;

(b)         to determine whether and to what extent Performance Awards, Stock Options, Stock Appreciation Rights, Restricted Stock or Deferred Stock, or a combination of the foregoing, are to be granted hereunder;

(c)         to determine the number of Shares to be covered by each such award granted hereunder; and

(d)        to determine the terms and conditions of any award granted hereunder, including, but not limited to, any restriction on any award and/or the Shares relating thereto based on performance and/or such other factors as the Committee may determine and any vesting acceleration features based on performance and/or such other factors as the Committee may determine.

The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan, any award issued thereunder, and any Award Agreements relating thereto; and to otherwise supervise the administration of the Plan.

All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan participants.

Each award granted under the Plan shall be evidenced by, and subject to terms of, an Award Agreement, in such form as the Committee shall from time to time approve.  The Award Agreement shall contain provisions regarding (i) the number of Shares subject to the award, (ii) the exercise price per Share, if any, of the award and the means of payment therefor, (iii) the term of the award, and (iv) such other terms and conditions not inconsistent with the Plan as may be determined from time to time by the Committee. A prospective awardee shall not have any rights with respect to any such award, unless and until such awardee has executed an Award Agreement evidencing the award, has delivered a fully executed copy thereof to the Company, and has otherwise complied with the then applicable terms and conditions.

SECTION 3.	Shares Subject to Plan.

Subject to adjustment as provided in this Section 3, the total number of Shares reserved and available for issuance in connection with awards under the Plan from its inception shall not exceed 40,400,00 Shares.

Shares subject to an award under the Plan that expire or are canceled, forfeited, exchanged, settled in cash or otherwise terminated (with or without the issuance of Shares), including (i) Shares forfeited with respect to Restricted Stock or any other award, (ii) the number of Shares withheld in payment of any taxes relating to an award of Deferred Stock and (iii) the number of Shares surrendered in payment of any taxes relating to any award of Restricted Stock or Director Restricted Stock, will again be available for awards under this Plan, except that (x) if any such shares could not again be available for awards to a particular participant under any applicable law or regulation, such shares shall be available exclusively for awards to participants who are not subject to such limitation and (y) Shares withheld in payment of any taxes (or in payment of any exercise price) with respect to Stock Options or Stock Appreciation Rights will not again be available for awards under the Plan. The settlement of Stock Appreciation Rights will reduce the number of Shares available for awards under the Plan by a number equal to the Shares underlying the Stock Option to which the Stock Appreciation Rights were related.

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Shares, an equitable substitution or adjustment shall be made in (i) the aggregate number of Shares reserved for issuance under the Plan, (ii) the number and exercise price of Shares subject to outstanding Stock Options granted under the Plan, (iii) the number of Shares subject to Restricted Stock or Deferred Stock awards granted under the Plan, (iv) the aggregate number of Shares available for issuance to any participant pursuant to Section 4A(a), and (v) the number and exercise price, if any, of Shares subject to Director Stock Option and Director Restricted Stock awards to be granted each year pursuant to Section 6, as may be determined to be appropriate by the Committee, provided that the number of Shares subject to any award shall always be a whole number.

SECTION 4.	Eligibility.

(a)         Consultants and Employees.  Consultants, officers and other key employees of the Company, its Subsidiaries or its Affiliates who are responsible for or contribute to the management, growth and/or profitability of the business of the Company, its Subsidiaries, or its Affiliates are eligible to be granted Performance Awards, Stock Options, Stock Appreciation Rights, Restricted Stock or Deferred Stock.  Except as provided in Section 6, Plan participants shall be selected from time to time by the Committee, and the Committee shall determine, subject to Section 4A(a), the number of Shares covered by each award.

(b)        Outside Directors.  Each Outside Director is eligible to receive Director Stock Option and/or Director Restricted Stock awards pursuant to Section 6.

SECTION 4A.	Performance Awards and Award Limit.

(a)         Award Limitations.  The Committee may grant Performance Awards to any participant.  In any calendar year during any part of which the Plan is in effect, a participant may not be granted awards under the Plan (Performance Awards or otherwise) that have, in the aggregate, more than 3,750,000 "points," with each Stock Appreciation Right and Stock Option having one "point" for each Share granted with respect thereto, and each Restricted Stock and Deferred Stock award having three "points" with respect to each Share granted with respect thereto.  For illustrative purposes, a grant of a Stock Option for 10 Shares has 10 "points," and a grant of 10 Shares of Restricted Stock has 30 "points."  If an award is canceled, such award continues to be counted against the maximum number of Shares for which awards may be granted to the participant under the Plan, as set forth in this Section 4A(a).

(b)        Performance Goals for Performance Awards.  Each Performance Award shall be structured as described below.

(i)           SAR/Option Performance Awards.  The exercise price (in the case of a Stock Option) or the base price (in the case of a Stock Appreciation Right) of a SAR/Option Performance Award shall not be less than 100% of the Fair Market Value of the Shares on the date of grant of such SAR/Option Performance Award.

(ii)          Stock Performance Awards.  The grant, vesting and/or settlement of a Stock Performance Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 4A(b)(ii).

(A)       Performance Goals Generally.  The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each such criteria, as specified by the Committee consistent with this Section 4A(b)(ii).  The Committee may condition the grant, vesting, exercise and/or settlement of any Performance Award upon achievement of any one or more performance goals.  Performance goals may differ for Performance Awards granted to any one awardee or to different awardees.

(B)       Business Criteria.  The Committee may use such business criteria as it selects to constitute the performance goal or performance goals with respect to Performance Awards for any performance period, including, but not limited to, one or more of the following business criteria for the Company, on a consolidated basis, and/or for specified Subsidiaries or business or geographical units of the Company (except with respect to the total stockholder return and earnings per share criteria):  (1) earnings per share; (2) increase in revenues; (3) increase in cash flow; (4) increase in cash flow return; (5) return on net assets; (6) return on assets; (7) return on investment; (8) return on capital; (9) return on equity; (10) economic value added; (11) operating margin; (12) contribution margin; (13) net income; (14) pre-tax earnings; (15) pre-tax earnings before interest, depreciation and amortization; (16) pre-tax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (17) operating income; (18) total stockholder return; (19) debt reduction; and (20) any of the above goals determined on an absolute or relative basis, or as adjusted in any manner which may be determined by the Committee, or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor's 500 Stock Index or a group of competitor companies.

(C)       Effect of Certain Events. The Committee may provide for the manner in which actual performance and performance goals with regard to the business criteria selected will reflect the impact of specified events during the relevant performance period, which may mean excluding the impact of certain events or occurrences, including, but not limited to, any or all of the following events or occurrences: (1) asset write-downs or impairments to assets; (2) litigation, claims, judgments or settlements; (3) the effect of changes in tax law or other such laws or regulations affecting reported results; (4) accruals for reorganization and restructuring programs; (5) any extraordinary, unusual or nonrecurring items; (6) any change in accounting principles; (7) any loss from a discontinued operation; (8) goodwill impairment charges; (9) operating results for any business acquired during the calendar year; (10) third party expenses associated with any investment or acquisition by the Company or any Subsidiary; (11) any amounts accrued by the Company or its Subsidiaries pursuant to management bonus plans or cash profit sharing plans and related employer payroll taxes for the fiscal year; (12) any discretionary or matching contributions made to a retirement plan or deferred compensation plan for the fiscal year; (13) interest, expenses, taxes, depreciation and depletion, amortization and accretion charges; and (14) marked-to-market adjustments for financial instruments. In addition, Performance Awards may be adjusted by the Committee in accordance with the applicable provisions of Section 3.

(D)       Performance Period.  Achievement of performance goals shall be measured over a performance period of up to ten years, as specified by the Committee.

(E)       Settlement of Performance Awards.  After the end of each performance period, the Committee shall determine the amount payable, if any, with respect to such Performance Award.  Settlement of such Performance Awards shall be in cash, Shares, or other awards or property, as determined by the Committee.  The Committee may determine the amount payable to an awardee with respect to a Performance Award based on individual performance or any other factors that the Committee shall deem appropriate.

(c)       General.  The Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of a Performance Award that is not mandatory under the Plan.

(d)       Determinations.  The determination as to whether any performance goal, with respect to any Performance Award, has been satisfied shall be made by the Committee prior to the payment of any compensation relating to a Performance Award.

SECTION 5.	Stock Options for Consultants and Employees.

Stock Options may be granted either alone or in addition to other awards granted under the Plan. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve, and the provisions thereof need not be the same with respect to each optionee. Stock Options granted under the Plan are not intended to be and shall not be “incentive stock options” for purposes of Section 422 of the Code.

The Committee shall have the authority to grant any consultant, officer or key employee Stock Options (with or without Stock Appreciation Rights).  Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

(a)          Exercise Price.  The exercise price per Share of any Stock Option shall be determined by the Committee at the time of grant but shall not be less than 100% of the Fair Market Value of the Shares on the date of grant, and shall be indicated in the Award Agreement.

(b)         Option Term.  The term of each Stock Option shall be fixed by the Committee.

(c)        Exercisability.  Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee; provided, however, that except as provided in Sections 5(e), 5(f), 5(g) or 11, no Stock Option shall be exercisable prior to six months from the date of grant.  Notwithstanding the limitations set forth in the preceding sentence, the Committee may accelerate the exercisability of any Stock Option, at any time in whole or in part, based on performance and/or such other factors as the Committee may determine.

(d)        Exercise of Stock Options.  A Stock Option, or portion thereof, may be exercised in whole or in part only with respect to whole Shares.  Stock Options may be exercised in whole or in part at any time during the exercise period by giving written notice of exercise to the Company specifying the number of Shares to be purchased, accompanied by payment in full of the exercise price, in cash, by check or such other instrument as may be acceptable to the Committee (including instruments providing for "cashless exercise").  To the extent provided by the Committee, payment in full or in part may also be made in the form of unrestricted Shares already owned by the optionee (based on the Fair Market Value of the Shares on the date the Stock Option is exercised).  An optionee shall have rights to dividends and other stockholder rights with respect to Shares subject to a Stock Option only after the optionee has given written notice of exercise and has paid in full for such Shares.

(e)        Termination by Death.  Unless otherwise set forth in the Award Agreement, if an optionee's employment with the Company, any Subsidiary, or any Affiliate terminates by reason of death, any Stock Option held by such optionee shall become immediately exercisable, and thereupon (or if an optionee dies following termination of employment by reason of Disability or Early or Normal Retirement), such Stock Option may thereafter be exercised by the legal representative of the estate or by the legatee of the optionee under the will of the optionee during the period ending on the first anniversary of the optionee's death or upon the expiration of the stated term of the Stock Option, whichever is earlier.

(f)         Termination by Reason of Disability.  Unless otherwise set forth in the Award Agreement, if an optionee's employment with the Company, any Subsidiary or any Affiliate terminates by reason of Disability, any Stock Option held by such optionee shall be immediately exercisable and may thereafter be exercised during the period ending on the expiration of the stated term of such Stock Option.

(g)        Termination by Reason of Retirement.  Unless otherwise set forth in the Award Agreement, if an optionee's employment with the Company, any Subsidiary or any Affiliate terminates by reason of (i) Normal Retirement, any Stock Option held by such optionee shall become immediately exercisable and shall expire at the end of the stated term of such Stock Option; or (ii) Early Retirement, any Stock Option held by such optionee shall terminate three years from the date of such Early Retirement or upon the expiration of the stated term of the Stock Option, whichever is earlier.  In the event of Early Retirement, there shall be no acceleration of vesting of the Stock Option, unless otherwise set forth in the Award Agreement, and such Stock Option may only be exercised to the extent it is or has become exercisable prior to termination of the Stock Option.

(h)        Termination for Cause.  If the optionee's employment with the Company, any Subsidiary or any Affiliate is terminated for Cause, any Stock Option held by such optionee shall immediately be terminated upon the giving of notice of termination of employment.

(i)         Other Termination.  Unless otherwise set forth in the Award Agreement if the optionee's employment with the Company, any Subsidiary or any Affiliate is (i) involuntarily terminated by the optionee's employer without Cause, any Stock Option held by such optionee shall terminate three months from the date of termination of employment or upon the expiration of the stated term of the Stock Option, whichever is earlier, or (ii) voluntarily terminated for any reason, any Stock Option held by such optionee shall terminate one month from the date of termination of employment or upon the expiration of the stated term of the Stock Option, whichever is earlier.  In either event, there shall be no acceleration of vesting of the Stock Option unless otherwise determined by the Committee and such Stock Option may only be exercised to the extent it is or has become exercisable prior to termination of the Stock Option.

(j)         Termination upon Change of Control.  Notwithstanding the provisions of Section 5(i), but subject to Section 11, if the optionee's employment with the Company, any Subsidiary or any Affiliate is involuntarily terminated by the optionee's employer without Cause by reason of, or within three months after, a Change of Control, any Stock Option held by such optionee shall terminate six months and one day after such Change of Control.

(k)        For purposes of the Plan, all references to termination of employment shall be construed to mean termination of all service relationships with the Company and its Subsidiaries and Affiliates, including employees, independent contractors or consultants; provided, however, that nothing in the Plan shall be construed to create or continue a common law employment relationship with any individual characterized by the Company, a Subsidiary or an Affiliate as an independent contractor or consultant.

SECTION 6.	Director Stock Options and Director Restricted Stock.

(a)         Awards.  The Board or Committee may grant Director Stock Options or Shares of Director Restricted Stock to Outside Directors in such amounts and subject to such terms and conditions as the Board determines.  The exercise price per Share of any Director Stock Option granted pursuant to this Section 6(a) shall be 100% of the Fair Market Value per Share on the date of grant.  All terms and conditions of Director Stock Option and Director Restricted Stock awards shall be established by the Board including, without limitation, the nontransferability thereof and the time or times within which such Restricted Stock may be subject to forfeiture.  Unless otherwise determined by the Board, Director Restricted Stock shall be subject to the provisions of Sections 8(b), 8(c) and, as applicable, 11. Outside Directors may not be granted awards in any calendar year with a grant date fair value (determined in accordance with applicable accounting standards) in excess of $500,000.

(b)         Exercise of Director Stock Options.  Any Director Stock Option, or portion thereof, granted pursuant to the Plan may be exercised in whole or in part only with respect to whole Shares.  Director Stock Options may be exercised in whole or in part at any time during the exercise period by giving written notice of exercise to the Company specifying the number of Shares to be purchased, accompanied by payment in full of the exercise price, in cash, by check or such other instrument as may be acceptable to the Committee (including instruments providing for "cashless exercise").  As determined by the Committee payment in full or in part may also be made in the form of unrestricted Shares already owned by the optionee (based on the Fair Market Value of the Shares on the date the Director Stock Option is exercised).  An optionee shall have rights to dividends and other stockholder rights with respect to Shares subject to a Director Stock Option only after the optionee has given written notice of exercise and has paid in full for such Shares.

(c)        Termination of Service.  Upon an optionee's termination of status as an Outside Director for any reason, any Director Stock Options held by such optionee shall become immediately exercisable and may thereafter be exercised during the period ending on the expiration of the stated term of such Director Stock Option or, upon such optionee's death, during the period ending on the first anniversary thereof.  Notwithstanding the foregoing sentence, but subject to Section 11, if the optionee's status as an Outside Director terminates by reason of or within three months after a Change of Control, each Director Stock Option held by such optionee shall terminate upon the latest of (i) six months and one day after the Change of Control, or (ii) the expiration of the stated term of such Director Stock Option.  Upon the termination of an awardee's status as an Outside Director by reason of death, Disability or by reason of the Outside Director reaching the mandatory retirement age for members of the Board, all restrictions, including restrictions regarding forfeiture and nontransferability, placed upon any Director Restricted Stock held by such awardee shall immediately lapse and such shares shall be deemed fully vested and nonforfeitable.  Upon the termination of an awardee's status as an Outside Director for any reason other than death, Disability or by reason of the Outside Director reaching the mandatory retirement age for members of the Board, all Shares of Director Restricted Stock granted pursuant to this Section 6 still subject to restriction shall be forfeited by such Outside Director, and the Outside Director shall only receive the amount, if any, paid by the Outside Director for such forfeited Director Restricted Stock, except as otherwise provided in an Award Agreement or as determined by the Committee.

SECTION 7.	Stock Appreciation Rights.

(a)         Grant and Exercise.  Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option granted under the Plan either at or after the time of the grant of such Stock Option.

A Stock Appreciation Right, or applicable portion thereof, granted with respect to a given Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option, except that, unless otherwise provided by the Committee at the time of grant, a Stock Appreciation Right granted with respect to less than the full number of Shares covered by a related Stock Option shall only be reduced if and to the extent that the number of Shares covered by the exercise or termination of the related Stock Option exceeds the number of Shares not covered by the Stock Appreciation Right.

A Stock Appreciation Right may be exercised by an optionee in accordance with Section 7(b), by surrendering the applicable portion of the related Stock Option. Upon such exercise and surrender, the optionee shall be entitled to receive an amount determined in the manner prescribed in Section 7(b).  Stock Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the related Stock Appreciation Rights have been exercised.

(b)        Terms and Conditions.  Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

(i)           Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the related Stock Options shall be exercisable in accordance with the provisions of Section 5 and this Section 7; provided, however, that any Stock Appreciation Right granted subsequent to the grant of the related Stock Option shall not be exercisable during the first six months of the term of the Stock Appreciation Right, except that this additional limitation shall not apply in the event of death or Disability of the optionee prior to the expiration of the six-month period.

(ii)          Upon the exercise of a Stock Appreciation Right, an optionee shall be entitled to receive up to, but not more than, an amount in cash or Shares equal in value to the excess of the Fair Market Value of one Share over the exercise price per Share specified in the related Stock Option Award Agreement multiplied by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.

(iii)        Stock Appreciation Rights shall be transferable only when and to the extent that the underlying Stock Option would be transferable under Section 5(e) of the Plan.

(iv)        Upon the exercise of a Stock Appreciation Right, the related Stock Option or part thereof shall be deemed to have been exercised for the purpose of the limitation set forth in Section 3 on the number of Shares to be issued under the Plan.

(v)         The Committee may provide, at the time of grant of a Stock Appreciation Right, that such Stock Appreciation Right can be exercised only in the event of a Change of Control and that upon such event, the amount to be paid upon the exercise of a Stock Appreciation Right shall be based on the Change of Control Price.

SECTION 8.	Restricted Stock.

(a)         Administration.  Shares of Restricted Stock may be granted either alone or in addition to other awards granted under the Plan.  Any Restricted Stock award granted under the Plan shall be in such form as the Committee may from time to time approve, and the provisions thereof need not be the same with respect to each awardee.  The Committee shall determine the consultants, officers, and key employees of the Company and its Subsidiaries and Affiliates to whom, and the time or times at which, Restricted Stock will be awarded; the number of Shares of Restricted Stock to be awarded to any awardee; the price, if any, to be paid by the awardee; the time or times within which such awards may be subject to forfeiture and nontransferability; and all other terms and conditions of the awards (subject to this Section 8 and Section 11). The Committee may also condition the grant and/or vesting of Restricted Stock upon the attainment of one or more specified performance goals, or such other criteria as the Committee may determine.

(b)        Restrictions and Conditions.  Shares of Restricted Stock awarded shall be subject to the following restrictions and conditions:

(i)          Subject to the provisions of the Plan and the applicable Award Agreement, during such period as may be set by the Committee commencing on the grant date, Restricted Stock awarded pursuant to the Plan shall not be sold, assigned, transferred, pledged or otherwise encumbered.  The Committee may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, before or after the awardee's termination of employment, based on performance and/or such other factors as the Committee may determine.

(ii)          Except as provided in clause (i) above, the awardee shall have, with respect to the Shares of Restricted Stock, all of the rights of a stockholder of the Company, including the right to receive any dividends; provided, that, at the time of the award, the Committee may determine that any dividends declared and paid by the Company during the period of forfeiture with respect to the Shares of Restricted Stock will be paid to the awardee upon the expiration of such period of forfeiture with respect to such Shares. Dividends paid in stock of the Company or stock received in connection with a stock split with respect to Restricted Stock shall be subject to the same restrictions as on such Restricted Stock.  Certificates, if issued, for unrestricted Shares, shall be delivered to the awardee promptly after, and only after, the period of forfeiture shall expire without forfeiture with respect to such Shares of Restricted Stock.

(c)         Book-Entry Accounts; Certificates for Restricted Stock.  An account for each awardee shall be opened with the Company's transfer agent or such other administrator designated by the Committee for the deposit of the Shares of Restricted Stock subject to the award. Alternatively, the Committee may direct that each awardee be issued a stock certificate registered in the name of the awardee evidencing such Shares of Restricted Stock. The Committee shall specify that any such certificate bear a legend, as provided in clause (i)  below, and/or be held in custody by the Company, as provided in clause (ii)  below.

(i)          Any certificate evidencing Restricted Stock shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, substantially in the following form:

"The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Waddell & Reed Financial, Inc. Stock Incentive Plan, as Amended and Restated (the "Plan") and a Restricted Stock Award Agreement entered into between the registered owner and Waddell & Reed Financial, Inc. (the "Agreement").  Copies of the Plan and Agreement are on file in the offices of Waddell & Reed Financial, Inc."

(ii)          The Committee shall require that stock certificates evidencing such Restricted Stock be held in custody by the Company or the transfer agent or such other administrator designated by the Committee until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock award, the awardee shall have delivered to the Company a stock power, endorsed in blank, relating to the Shares covered by such award.

(d)        Termination.  Subject to the provisions of the Award Agreement and this Section 8, upon termination of employment by reason of death or Disability, the restrictions upon any Restricted Stock granted pursuant to Section 8(a) held by the awardee shall immediately lapse and such shares shall become fully vested and nonforfeitable.  Unless otherwise provided in an Award Agreement or determined by the Committee, upon termination of employment for any reason other than death or Disability, all Shares of Restricted Stock granted pursuant to Section 8(a) still subject to restriction shall be forfeited by the awardee, and the awardee shall only receive the amount, if any, paid by the awardee for such forfeited Restricted Stock.

SECTION 9.	Deferred Stock Awards.

(a)         Administration.  Deferred Stock may be granted either alone or in addition to other awards granted under the Plan.  Any Deferred Stock granted under the Plan shall be in such form as the Committee may from time to time approve, and the provisions thereof need not be the same with respect to each awardee.  The Committee shall determine the consultants, officers and key employees of the Company, its Subsidiaries or Affiliates to whom, and the time or times at which, Deferred Stock shall be awarded; the number of Shares of Deferred Stock to be awarded to any awardee; the Deferral Period during which, and the conditions under which, receipt of the Shares will be deferred; and all other terms and conditions of the award (subject to this Section 9 and Section 11).  The Committee may also condition the grant and/or vesting of Deferred Stock upon the attainment of specified performance goals, or such other criteria as the Committee shall determine.

(b)        Terms and Conditions.  Shares of Deferred Stock awarded pursuant to this Section 9 shall be subject to the following terms and conditions:

(i)          Subject to the provisions of the Plan and the applicable Award Agreement, during the Deferral Period, Deferred Stock awarded pursuant to the Plan may not be sold, assigned, transferred, pledged or otherwise encumbered.  At the expiration of the Deferral Period, stock certificates shall be delivered to the awardee, or his legal representative, in a number equal to the Shares covered by the Deferred Stock award.

(ii)          At the time of the award, the Committee may determine that amounts equal to any dividends declared during the Deferral Period with respect to the number of Shares covered by a Deferred Stock award will be paid to the awardee currently, deferred and deemed to be reinvested, or that such awardee has no rights with respect thereto.

(iii)        Subject to the provisions of the applicable Award Agreement and this Section 9, upon termination of employment for any reason during the Deferral Period, the Deferred Stock held by such awardee shall be forfeited by the awardee.

(iv)        Based on performance and/or such other criteria as the Committee may determine, the Committee may, at or after grant (including after the awardee's termination of employment), accelerate the vesting of all or any part of any Deferred Stock award and/or waive the deferral limitations for all or any part of such award.

SECTION 10.	Amendments and Termination.

The Board may amend, alter, or discontinue the Plan, but no such amendment, alteration, or discontinuation shall be made which would adversely affect in any material way the right of an optionee or awardee under a Performance Award, Stock Option, Director Stock Option, Stock Appreciation Right, Restricted Stock, Director Restricted Stock or Deferred Stock award granted prior thereto, without the optionee's or awardee's consent.

Amendments may be made without stockholder approval except as required to satisfy stock exchange listing requirements, or other applicable law or regulatory requirements.

The Committee may amend the terms of any Performance Award, Stock Option, Stock Appreciation Right, Restricted Stock or Deferred Stock award granted, and the Board may amend the terms of any Director Stock Option or Director Restricted Stock award, prospectively or retroactively, but no such amendment shall be made which would adversely affect in any material way the rights of an optionee or awardee without the optionee's or awardee's consent. Notwithstanding the foregoing, a Repricing (as defined below) is prohibited without prior stockholder approval.  For purposes of the Plan, "Repricing" means any of the following or any other action that has the same purpose and effect: (a) lowering the exercise price of an outstanding Stock Option, Stock Appreciation Right, or Director Stock Option after it is granted or (b) canceling an outstanding Stock Option, Stock Appreciation Right, or Director Stock Option at a time when its exercise or purchase price exceeds the then Fair Market Value of the Shares underlying such outstanding award, in exchange for another award or a cash payment, unless the cancellation and exchange occurs in connection with a merger, amalgamation, consolidation, sale of substantially all the Company's assets, acquisition, spin-off or other similar corporate transaction.

SECTION 11.	Change of Control.

The following provisions shall apply in the event of a Change of Control:

(a)         The Committee may at the time an award is made hereunder or at any time prior to, coincident with or after the time of a Change of Control:

(i)           cause the awards then outstanding to be assumed, or new rights substituted therefore, by the surviving corporation in such Change of Control;

(ii)          make such adjustment to the awards then outstanding as the Committee deems appropriate to reflect such transaction or change (including the acceleration of vesting of such awards); and/or

(iii)         provide for the purchase or cancellation of such awards, for an amount of cash, if any, equal to the Change of Control Price as of the date the Change of Control occurs, or such other date as the Committee may determine prior to the Change of Control. Such settlements may be made in cash, stock or other property, or any combination thereof; provided, however, to the extent any such settlement is made in Shares, such Shares will be deemed to have been distributed under the Plan.

(b)        The Committee may include such further provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company.

(c)          A "Change of Control" means the occurrence of any of the following:

(i)           when any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company or a Subsidiary or any Company employee benefit plan), is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities;

(ii)          the effective date of any transaction or event relating to the Company required to be described pursuant to the requirements of Item 6(e) of Schedule 14A of the Exchange Act;

(iii)         when, during any period of two consecutive years during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board cease, for any reason other than death, to constitute at least a majority thereof, unless each director who was not a director at the beginning of such period was elected by, or on the recommendation of, at least two-thirds of the directors at the beginning of such period; or

(iv)         the effective date of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than a Subsidiary through purchase of assets, or by merger, or otherwise.

(d)        "Change of Control Price" means the highest price per Share paid in any transaction reported on the New York Stock Exchange or other national securities exchange or over-the-counter market on which the Shares are then traded, or paid or offered in any transaction related to a Change of Control at any time during the preceding 60-day period as determined by the Committee, except that in the case of Director Stock Options and Director Restricted Stock, the 60-day period shall be the period immediately prior to a Change of Control.

SECTION 12.	General Provisions.

(a)         Transferability of Awards.

(i)           Permitted Transferees. The Committee or the Board may permit a participant under the Plan to transfer all or any award, or authorize all or a portion of an award to be granted to a person eligible to receive an award under the Plan to be on terms which permit transfer by such Plan participant; provided that, in either case the transferee or transferees must be a child, grandchild or spouse of the participant, a trust in which any of the foregoing individuals (or the participant) have more than fifty percent of the beneficial interest, and any other entity in which any of the foregoing individuals (or the participant) own more than fifty percent of the voting interests (individually a "Permitted Transferee" and collectively "Permitted Transferees"); provided further that, (X) there may be no consideration for any such transfer and (Y) subsequent transfers of awards transferred as provided above shall be prohibited except subsequent transfers back to the original holder of the awards and transfers to other Permitted Transferees of the original holder. Award Agreements with respect to which such transferability is authorized at the time of grant must be approved by the Committee or the Board, and must expressly provide for transferability in a manner consistent with this Section 12(a)(i).

(ii)          Other Transfers. Except as expressly permitted by Section 12(a)(i), Awards shall not be transferable other than by will or the laws of descent and distribution.

(iii)         Effect of Transfer. Following the transfer of any award as contemplated by Sections 12(a)(i) and 12(a)(ii), (A) such award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that the participant under the award shall be deemed to be the Permitted Transferee or the estate or heirs of a deceased participant or other transferee, as applicable, to the extent appropriate to enable the exercise or settlement of the transferred award in accordance with the terms of this Plan and applicable law and (B) the provisions of the award relating to vesting and exercisability shall continue to be applied with respect to the original participant and, following the occurrence of any applicable events described therein or this Plan, the awards shall be exercisable by the Permitted Transferee or the estate or heirs of a deceased participant, as applicable, only to the extent and for the periods that would have been applicable in the absence of the transfer.

(iv)        Procedures and Restrictions. Any participant desiring to transfer an award as permitted under Sections 12(a)(i) or 12(a)(ii) shall make application therefor in the manner and time specified by the Committee or the Board and shall comply with such other requirements as the Committee or the Board may require to assure compliance with all applicable securities laws. Neither the Committee nor the Board shall give permission for such a transfer if (A) it would give rise to short swing liability under section 16(b) of the Exchange Act or (B) it may not be made in compliance with all applicable federal, state and foreign securities laws.

(b)        Other General Provisions.

(i)           All certificates for Shares delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Commission, any stock exchange upon which the Shares are then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference thereto.

(ii)          Nothing set forth in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required.  The adoption of the Plan shall not confer upon any employee or director of the Company, any Subsidiary or any Affiliate, any right to continued employment (or, in the case of a director, continued retention as a director) with the Company, a Subsidiary or an Affiliate, as the case may be, nor shall it interfere in any way with the right of the Company, a Subsidiary or an Affiliate to terminate the employment of any of its employees at any time.

(iii)         Each participant shall, no later than the date as of which the value of an award first becomes includible in the gross income of the participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, FICA, state, or local taxes of any kind required by law to be withheld with respect to such award.  The obligations of the Company under the Plan shall be conditional on such payment or arrangements.  The Committee may permit participants to elect to satisfy their Federal, and where applicable, FICA, state and local withholding tax with respect to all awards, other than Stock Options which have related Stock Appreciation Rights, by the reduction, in an amount necessary to pay all such withholding tax, of the number of Shares or amount of cash otherwise issuable or payable to such participants with respect to an award. The Company and, where applicable, its Subsidiaries and Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes owed hereunder by a participant from any payment of any kind otherwise due to such participant.

(iv)         At the time of grant or purchase, the Committee may provide, in connection with any grant or purchase made under the Plan, that the Shares received as a result of such grant or purchase shall be subject to a right of first refusal, pursuant to which the participant shall be required to offer to the Company any Shares that the participant wishes to sell, with the price being the then Fair Market Value of the Shares, subject to the provisions of Section 11 and to such other terms and conditions as the Committee may specify at the time of grant.

(v)          No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

(vi)        This Plan is subject to any written clawback policies that the Company, with the approval of the Board, may adopt and that the Company determines should apply to this Plan. Any such policy may subject awards granted pursuant to the Plan and amounts paid or realized with respect to awards under this Plan to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including but not limited to an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.

(vii)       The Plan is not intended to be a "non-qualified deferred compensation plan" under Section 409A of the Code and the Plan shall be construed or administered consistent with such intent.  If any term or provision contained herein would otherwise cause the Plan to be characterized as a "nonqualified deferred compensation plan" under Section 409A of the Code, then, without further action by the Company, such term or provision shall automatically be modified to the extent necessary to avoid such characterization.

SECTION 13.	Effective Date of Plan.

The Plan became effective on March 3, 1998, the date it was originally approved by a majority vote of the Company's stockholders. No awards may be granted under this Plan after April 29, 2030.